AMENDED AND RESTATED SERVICING AGREEMENT         EXHIBIT 4.10

                               21 NOVEMBER 2007

                             BANK OF SCOTLAND PLC
                            AS SERVICER AND SELLER

                                      AND

                      PERMANENT MORTGAGES TRUSTEE LIMITED
                             AS MORTGAGES TRUSTEE

                                      AND

                       PERMANENT FUNDING (NO. 1) LIMITED
                                 AS FUNDING 1

                                      AND

                       PERMANENT FUNDING (NO. 2) LIMITED
                                 AS FUNDING 2

                                      AND

                             THE BANK OF NEW YORK
         AS FUNDING 1 SECURITY TRUSTEE AND FUNDING 2 SECURITY TRUSTEE

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                                   CONTENTS

CLAUSE                                                                     PAGE

1.       Definitions and Interpretation.......................................2
2.       Appointment of Servicer..............................................3
3.       The Administration Services..........................................4
4.       Mortgages Trustee Variable Base Rate/Mortgages Trustee
         Tracker Rate.........................................................6
5.       Administration of Mortgages..........................................9
6.       No Liability........................................................13
7.       New Loans...........................................................13
8.       Product Switching and Further Advances..............................14
9.       Redemption of Mortgages.............................................14
10.      Powers of Attorney..................................................15
11.      Costs and Expenses..................................................15
12.      Information.........................................................16
13.      Remuneration........................................................17
14.      Insurances..........................................................18
15.      Halifax Insurance Policies..........................................18
16.      Buildings Policies..................................................18
17.      Title Deeds and Customer Files......................................19
18.      Data Protection.....................................................20
19.      Covenants of Servicer...............................................21
20.      Services Non-Exclusive..............................................22
21.      Termination.........................................................22
22.      Further Assurance...................................................25
23.      Miscellaneous.......................................................25
24.      Confidentiality.....................................................26
25.      Notices.............................................................27
26.      No Partnership......................................................28
27.      Assignment..........................................................28
28.      Change of Funding 1 Security Trustee and/or Funding 2
         Security Trustee....................................................28
29.      Amendments, waivers and consents....................................29
30.      Exclusion of Third Party Rights.....................................29
31.      Counterparts and Severability.......................................29
32.      Governing Law and Jurisdiction......................................29
33.      Process Agent.......................................................30

SCHEDULE

1.       The Services........................................................31
2.       Form of Investor Monthly Report.....................................32
3.       Minimum Servicing Standards.........................................33

Signatories..................................................................35

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THIS AMENDED AND RESTATED SERVICING AGREEMENT (this AGREEMENT) is made as a deed on 21 November 2007

BETWEEN:

(1) BANK OF SCOTLAND PLC (registered number SC327000), a public limited company incorporated under the laws of Scotland whose registered office is at The Mound, Edinburgh, EH1 1YZ (acting in its capacities as the SERVICER of the Loans and their Related Security, the SELLER and a BENEFICIARY);

(2) PERMANENT MORTGAGES TRUSTEE LIMITED (registered number 83116), a private limited company incorporated under the laws of Jersey, Channel Islands whose registered office is at 47 Esplanade, St. Helier, Jersey JE1 0BD, Channel Islands (acting in its capacity as the MORTGAGES TRUSTEE);

(3) PERMANENT FUNDING (NO. 1) LIMITED (registered number 4267660), a private limited company incorporated under the laws of England and Wales whose registered office is at 35 Great St. Helen's, London EC3A 6AP (acting in its capacities as FUNDING 1 and a BENEFICIARY);

(4) PERMANENT FUNDING (NO. 2) LIMITED (registered number 04441772), a private limited company incorporated under the laws of England and Wales whose registered office is at 35 Great St. Helen's, London EC3A 6AP (acting in its capacities as FUNDING 2 and a BENEFICIARY); and

(5) THE BANK OF NEW YORK, a New York banking corporation acting through its office at 48th Floor, One Canada Square, London E14 5AL (acting in its capacities as the FUNDING 1 SECURITY TRUSTEE, which expression shall include such company and all other persons or companies for the time being acting as security trustee (or co-trustee) pursuant to the terms of the Funding 1 Deed of Charge and the FUNDING 2 SECURITY TRUSTEE, which expression shall include such company and all other persons or companies for the time being acting as security trustee (or co-trustee) pursuant to the terms of the Funding 2 Deed of Charge).

WHEREAS:

(A) Halifax (then in its capacity as the Servicer) carried on the business of, inter alia, administering mortgage loans secured on residential properties within England and Wales and Scotland.

(B) By the Mortgage Sale Agreement, Halifax (then in its capacity as the Seller) sold certain mortgage loans it had originated to individual borrowers together with their Related Security to the Mortgages Trustee. The Mortgages Trustee held those mortgage loans as bare trustee for Funding 1 and Halifax (then in its capacity as the Seller) and, as of the Programme Date, Funding 2 pursuant to the terms of the Mortgages Trust Deed.

(C) Halifax (then in its capacity as the Servicer) provided administration and management services to the Mortgages Trustee, the Seller, Funding 1 and, as of the Programme Date, Funding 2 on the terms and subject to the conditions contained in the Servicing Agreement in relation to, inter alia, the Loans and their Related Security sold to the Mortgages Trustee by Halifax (then in its capacity as the Seller).

(D) On the Reorganisation Date, pursuant to the HBOS Group Reorganisation Act 2006, The Governor and Company of the Bank of Scotland was registered as a public company under the Companies Act 1985 and changed its name to Bank of Scotland plc and the business and all property and liabilities

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         of Halifax (including its business of administering loans and its rights and obligations under the Servicing Agreement) were transferred to Bank of Scotland.

(E) The parties to the Servicing Agreement have agreed to further amend and restate the terms of the Servicing Agreement on the date hereof as set out herein.

IT IS HEREBY AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1 The amended and restated master definitions and construction schedule signed by, amongst others, the parties to this Agreement and dated 21 November 2007 (as the same may be amended, varied or supplemented from time to time with the consent of the parties to this Agreement) (the MASTER DEFINITIONS AND CONSTRUCTION SCHEDULE) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Schedule (as so amended, varied or supplemented from time to time) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the Recitals hereto, and this Agreement shall be construed in accordance with the interpretation provisions set out in clause 3 of the Master Definitions and Construction Schedule.

         For the purposes of this Agreement:

         COMMISSION means the United States Securities and Exchange Commission;

         REGULATION AB means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. [SECTION][SECTION]229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (7 January 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time;

         SARBANES-OXLEY CERTIFICATION has the meaning specified in Clause
         5.6(c);

         SERVICING CRITERIA means the "servicing criteria" set forth in Item 1122(d) of Regulation AB; and

         SUBCONTRACTOR means any vendor, subcontractor or other person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of the Loans and their Related Security but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to the Loans and their Related Security under the direction or authority of the Servicer.

1.2 Any reference in this Agreement to any discretion, power or right on the part of the Mortgages Trustee shall be exercised by the Mortgages Trustee only as directed by the Beneficiaries but subject in each case to the provisions Clause 16 of the Mortgages Trust Deed.

1.3 Save as expressly provided herein, any warranties or undertakings provided under this Agreement are made to each other party to this Agreement.

1.4 This Agreement amends and restates the Servicing Agreement made on 14 June 2002 as amended and restated on 6 March 2003, 25 November 2003, 12 March 2004, 22 July 2004, 18 November 2004, 23 March 2005, 22 June
         2005, 22 March 2006 and 17 October 2006 (the PRINCIPAL AGREEMENT). As of the date of this Agreement, any future rights or obligations (excluding such obligations accrued to the date of this Agreement) of a party under the Principal Agreement shall be extinguished and shall instead be governed by this Agreement.

                                       2

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2.       APPOINTMENT OF SERVICER

2.1 Subject to Clauses 2.4 and 4.3(e), and until termination pursuant to Clause 21, the Mortgages Trustee, the Seller and Funding 1 (according to their respective estates and interests) each hereby appoints the Servicer as its lawful agent on their respective behalf to administer the Loans and their Related Security, to provide certain other administration and management services and to exercise their respective rights, powers and discretions, and to perform their respective duties, under and in relation to the Loans and their Related Security. The Servicer in each case hereby accepts such appointment on the terms and subject to the conditions of this Agreement. The Funding 1 Security Trustee consents to the appointment of the Servicer on the terms of and subject to the conditions of this Agreement.

2.2 Subject to Clauses 2.5 and 4.3(e) and, and until termination pursuant to Clause 21, Funding 2 (according to its estates and interests) hereby appoints the Servicer as its lawful agent on its behalf to administer the Loans and their Related Security, to provide certain other administration and management services and to exercise its rights, powers and discretions, and to perform its duties, under and in relation to the Loans and their Related Security. The Servicer hereby accepts such appointment on the terms and subject to the conditions of this Agreement. The Funding 2 Security Trustee consents to the appointment of the Servicer on the terms of and subject to the conditions of this Agreement.

2.3 For the avoidance of doubt and in connection with the rights, powers and discretions conferred under Clause 2.1 and Clause 2.2, during the continuance of its appointment hereunder, the Servicer shall, subject to the terms and conditions of this Agreement, the Mortgage Conditions, the Mortgage Sale Agreement and the Mortgages Trust Deed, have the full power, authority and right to do or cause to be done any and all things which it reasonably considers necessary, convenient or incidental to the administration of the Loans and their Related Security or the exercise of such rights, powers and discretions, provided however that neither the Mortgages Trustee, Funding 1 nor Funding 2 nor their respective directors shall be required or obliged at any time to enter into any transaction or to comply with any directions which the Servicer may give with respect to the operating and financial policies of the Mortgages Trustee, Funding 1 or Funding 2 and the Servicer hereby acknowledges that all powers to determine such policies (including the determination of whether or not any particular policy is for the benefit of the Mortgages Trustee, Funding 1 or Funding 2) are, and shall at all times remain, vested, as the case may be, in the Mortgages Trustee and/or Funding 1 and/or Funding 2 (and their respective directors) and none of the provisions of this Agreement shall be construed in a manner inconsistent with this proviso.

2.4 The appointment pursuant to Clause 2.1 is conditional upon the issue of the First Issuer Notes having taken place and shall take effect upon and from the Initial Closing Date automatically without any further action on the part of any person PROVIDED THAT if the issue of the First Issuer Notes has not occurred by 14 June 2002, or such later date as the First Issuer and the Joint Lead Managers may agree, the appointment of the Servicer as agent of Funding 1 under Clause 2.1 shall not take effect.

2.5 The appointment pursuant to Clause 2.2 is conditional upon the acquisition by Funding 2 from the Seller of a portion of the Seller's beneficial interest in the Mortgages Trust pursuant to the Seller Mortgages Trust Assignment Agreement and shall take effect upon and from the Programme Date automatically without any further action on the part of any person PROVIDED THAT if Funding 2 has not acquired from the Seller a portion of the Seller's beneficial interest in the Mortgages Trust by 17 October 2006, or such later date as the Seller and Funding 2 may agree, the appointment of the Servicer as agent of Funding 2 under Clause 2.2 shall not take effect.

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3.       THE ADMINISTRATION SERVICES

3.1      GENERAL

(a) The duty of the Servicer shall be to provide the services set out in this Agreement including Schedule 1 hereto (the SERVICES).

(b) If and when the Servicer is requested to confirm or state the capacity in which it is administering and servicing the Loans, their Related Security and related matters pursuant to this Agreement by any Borrower or any third party not being a party to this Agreement and to whom the Servicer is obliged by law to disclose such information, the Servicer shall confirm or state that it is acting in its capacity as servicer of the Loans, their Related Security and related matters as agent for and on behalf of the Mortgages Trustee and the Beneficiaries and not on its own behalf.

3.2      SUB-CONTRACTS

(a) The Servicer may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement, provided that such sub-contracting or delegation would not prevent the Servicer, the Mortgages Trustee, Funding 1 or Funding 2 from complying in all material respects with any law, statute, judgment, decree, order, licence, authorisation, rule, order and provided further that (subject to Clause 3.2(b)):

         (i) the prior written consent of Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee to the proposed arrangement (including, if Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee consider it necessary, approving any contract which sets out the terms on which such arrangements are to be made) has been obtained and written notification has been given to each of the Rating Agencies;

         (ii) where the arrangements involve the custody or control of any Customer Files and/or Title Deeds relating to the Portfolio for the purpose of performing any delegated Services the sub-contractor or delegate has executed an acknowledgement in form and substance acceptable to Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee to the effect that any such Customer Files and/or Title Deeds are and will be held to the order of the Mortgages Trustee (as trustee for the Beneficiaries);

         (iii) where the arrangements involve or may involve the receipt by the sub-contractor or delegate of monies belonging to the Beneficiaries which, in accordance with this Agreement, are to be paid into the Mortgages Trustee GIC Account, the sub-contractor or delegate has executed a declaration in form and substance acceptable to the Beneficiaries that any such monies held by it or to its order are held on trust for the Beneficiaries and will be paid forthwith into, as applicable, the Mortgages Trustee GIC Account in accordance with the terms of the Mortgages Trust Deed;

         (iv) any such sub-contractor or delegate has executed a written waiver of any Security Interest arising in connection with such delegated Services (to the extent that such Security Interest relates to the Portfolio or any amount referred to in
                 (iii) above);

         (v) neither the Funding 1 Security Trustee, the Funding 2 Security Trustee, the Mortgages Trustee, Funding 1 nor Funding 2 shall have any liability for any costs, charges or expenses payable to or incurred by such sub-contractor or delegate or arising from the entering into, the continuance or the termination of any such arrangement; and

         (vi) any such sub-contractor or delegate shall have confirmed to the Servicer, Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee that it has,

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                 and shall maintain, all requisite consents, authorisations, approvals, licences, and orders, including without limitation all authorisations under the FSMA, to enable it to fulfil its obligations under or in connection with any such arrangement.

(b)      The provisos to Clause 3.2(a)(i), (ii) and (iii) shall not apply:

         (i)     to the engagement by the Servicer of:

                 (A) any receiver, solicitor, insurance broker, valuer, surveyor, accountant, estate agent, insolvency practitioner, auctioneer, bailiff, sheriff officer, debt counsellor, tracing agent, property management agent, licensed conveyancer, qualified conveyancer or other professional adviser acting as such; or

                 (B) any locksmith, builder or other contractor acting as such in relation to a Property,

                 in any such case being a person or persons whom the Servicer would be willing to appoint in respect of its own mortgages in connection with the performance by the Servicer of any of its obligations or functions or in connection with the exercise of its powers under this Agreement; or

         (ii) to any delegation to any wholly-owned subsidiary of the Seller or HBOS plc from time to time.

(c) The Mortgages Trustee and/or Funding 1 and/or Funding 2 and the Funding 1 Security Trustee and the Funding 2 Security Trustee may by notice in writing require the Servicer to assign to the Mortgages Trustee any rights which the Servicer may have against any sub-contractor or delegate arising from the performance of services by such person relating to any matter contemplated by this Agreement and the Servicer acknowledges that such rights assigned to the Mortgages Trustee will be exercised by the Mortgages Trustee as trustee for the Beneficiaries subject to the terms of the Mortgages Trust Deed.

(d) Notwithstanding any sub-contracting or delegation of the performance of its obligations under this Agreement, the Servicer shall not thereby be released or discharged from any liability hereunder and shall remain responsible for the performance of all of the obligations of the Servicer under this Agreement, and the performance or non-performance or the manner of performance of any sub-contractor or delegate of any of the Services shall not affect the Servicer's obligations under this Agreement and any breach in the performance of the Services by such sub-contractor or delegate shall, subject to the Servicer being entitled for a period of 20 London Business Days from receipt of any notice of the breach to remedy such breach by any sub-contractor or delegate, be treated as a breach of this Agreement by the Servicer.

3.3      NOTICES ETC.

(a) Within 20 London Business Days of the Initial Closing Date, the Servicer will give notice (or procure that notice is given) by courier or by special delivery to HBOS Insurance (PCC) Guernsey Limited of the assignment to the Mortgages Trustee by the Seller of its interests in the Halifax Mortgage Re Limited MIG Policies pursuant to the Assignment of Halifax Mortgage Re Limited MIG Policies, which shall be held by the Mortgages Trustee absolutely as bare trustee for the Beneficiaries pursuant to the Mortgages Trust Deed, and the Servicer shall take all reasonable steps to ensure the return by the relevant recipient of the duplicate notices of assignment by way of acknowledgement thereof.

(b) Promptly upon request by Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee, the Servicer shall procure that any notices permitted to be given by the Mortgages

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         Trustee under clause 6.4 of the Mortgage Sale Agreement are so given by the Servicer on the Mortgages Trustee's behalf.

3.4      LIABILITY OF SERVICER

(a) The Servicer shall indemnify each of the Mortgages Trustee and the Beneficiaries on demand on an after-tax basis for any loss, liability, claim, expense or damage suffered or incurred by any of them in respect of the negligence or wilful default of the Servicer in carrying out its functions as Servicer under this Agreement or the other Transaction Documents or as a result of a breach by the Servicer of the terms and provisions of this Agreement or the other Transaction Documents in relation to such functions.

(b) For the avoidance of doubt, the Servicer shall not be liable in respect of any loss, liability, claim, expense or damage suffered or incurred by the Mortgages Trustee and/or the Beneficiaries and/or any other person as a result of the proper performance of the Services by the Servicer save where such loss, liability, claim, expense or damage is suffered or incurred as a result of any negligence or wilful default of the Servicer or as a result of a breach by the Servicer of the terms and provisions of this Agreement or the other Transaction Documents in relation to such functions.

(c) Any indemnification under this Clause 3.4 in respect of loss suffered by the Beneficiaries while Bank of Scotland is Servicer shall be paid for by reducing the Seller Share of the Trust Property by an amount equal to the relevant loss incurred by the Beneficiaries in accordance with Clause 8.4 of the Mortgages Trust Deed and Schedule 2 to the Cash Management Agreement.

4.       MORTGAGES TRUSTEE VARIABLE BASE RATE/MORTGAGES TRUSTEE TRACKER RATE

4.1 The Mortgages Trustee and each of the Beneficiaries each hereby grants the Servicer full right, liberty and authority from time to time, in accordance with the relevant Mortgage Terms, to determine and set the Mortgages Trustee Variable Base Rate and any variable margin incorporated within the Mortgages Trustee Tracker Rate above the Bank of England repo rate applicable in relation to Tracker Rate Loans chargeable to Borrowers from time to time. In exercising such right, liberty and authority the Servicer undertakes to each of the other parties to this Agreement that it shall not at any time, without the prior consent of the Mortgages Trustee, Funding 1 and Funding 2, set or maintain the Mortgages Trustee Variable Base Rate at a rate which is higher than (although it may be lower than or equal to) the then prevailing Seller's Variable Base Rate, nor will it set or maintain a margin incorporated within the Mortgages Trustee Tracker Rate above the Bank of England repo rate in respect of any Tracker Rate Loan, which is higher than the margin above the Bank of England repo rate then applying to those Tracker Rate Loans beneficially owned by the Seller outside the Portfolio except in the limited circumstances described in this paragraph when the Mortgages Trustee will be entitled to do so. The Servicer will not at any time, without the prior consent of the Mortgages Trustee, Funding 1 and Funding 2, set or maintain:

         (a) the Mortgages Trustee Variable Base Rate at a rate which is higher than (although it may be lower than or equal to) the then prevailing Seller's Variable Base Rate which applies to loans beneficially owned by the Seller outside the Portfolio;

         (b) the margin incorporated within the Mortgages Trustee Tracker Rate in respect of any Tracker Rate Loan in the Portfolio which, where the offer conditions for that Tracker Rate Loan provide that the margin above the Bank of England repo rate shall be the same as the margin above the Bank of England repo rate applicable to all other loans having the same offer conditions in relation to interest rate setting as that Tracker Rate Loan, is higher or lower than the margin above the Bank of England repo rate then applying to those Tracker Rate Loans beneficially owned by the Seller outside the Portfolio; and

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         (c)     the margin incorporated within the Mortgages Trustee Tracker
                 Rate above the Bank of England repo rate in respect of any other Tracker Rate Loan which is higher than the margin above the Bank of England repo rate which would then be set in accordance with the Seller's Policy from time to time in relation to that Tracker Rate Loan, unless the Servicer is required to do so pursuant to Clause 4.3, and, subject to that requirement, that it shall not change the Mortgages Trustee Variable Base Rate nor the Mortgages Trustee Tracker Rate save for the same reasons as the Seller was entitled, under the Mortgage Conditions, to change the Seller's Variable Base Rate and the Seller's Tracker Rate prior to the sale to the Mortgages Trustee of the Loans comprised in the Portfolio and their Related Security. Each of the Mortgages Trustee and the Beneficiaries shall be bound by the Mortgages Trustee Variable Base Rate and the Mortgages Trustee Tracker Rate set in accordance with this Agreement.

4.2 The Servicer shall take the steps rendered necessary by the relevant Mortgage Terms and applicable law (including, without limitation, the Guidance Note on Interest Variation Terms issued by the Office of Fair Trading in February 2000 and the FSA's Statement of Good Practice on Fairness of Terms in Consumer contracts published May 2005 and any successor guideline or applicable additional guidelines) to bring each change in such rate or rates of interest to the attention of the relevant Borrowers, whether due to a change in the Mortgages Trustee Variable Base Rate or the Mortgages Trustee Tracker Rate or as a consequence of any provisions of the Mortgage Terms. All costs arising in relation to such a notification of a change in such rate or rates of interest shall be borne by the Servicer.

4.3      (a)     On each Calculation Date following a debit to the Funding 1
                 General Reserve Fund Ledger and/or the Funding 2 General
                 Reserve Fund Ledger and continuing until the debit balance is eliminated, the Servicer shall determine, having regard to the aggregate of:

                 (i) the revenue which each of Funding 1 and Funding 2 would respectively expect to receive during the Interest Period commencing on the next succeeding (in the case of Funding 1) Funding 1 Interest Payment Date and (in the case of Funding 2) Funding 2 Interest Payment Date;

                 (ii) the Mortgages Trustee Variable Base Rate, any variable margins applicable in relation to any Tracker Rate Loans and the Variable Mortgage Rates in respect of the Loans which the Servicer proposes to set under this Clause 4; and

                 (iii) the other resources available to Funding 1 and Funding 2 including:

                         (A) (in the case of Funding 1) the Funding 1 Swap Agreement, the Funding 1 Liquidity Facility, the General Reserve Fund and the Liquidity Reserve Fund; and

                         (B) (in the case of Funding 2) the Funding 2 Swap Agreement and the Funding 2 General Reserve Fund,

                         whether:

                         I. Funding 1 would receive an amount of revenue during that Interest Period which when aggregated with the funds otherwise available to Funding 1 is less than the amount which is the aggregate of (a) the amount of interest which will be payable in respect of the Term AAA Advances under the Intercompany Loan Agreements and all amounts ranking higher in priority to such amounts on the Funding 1 Interest Payment Date falling at the end of that Interest Period and (b) the other senior expenses of Funding 1 which

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                                 rank in priority thereto (the amount (if any)
                                 by which it is less being the FUNDING 1
                                 INTEREST RATE SHORTFALL); and

                         II. Funding 2 would receive an amount of revenue during that Interest Period which when aggregated with the funds otherwise available to Funding 2 is less than the amount which is the aggregate of (a) the amount of interest which will be payable in respect of the AAA Loan Tranches under the Master Intercompany Loan Agreement and all amounts ranking higher in priority to such amounts falling at the end of that Interest Period and (b) the other senior expenses of Funding 2 which rank in priority thereto (the amount (if any) by which it is less being the FUNDING 2 INTEREST RATE SHORTFALL).

         (b) If the Servicer determines that there will be either a Funding 1 Interest Rate Shortfall or a Funding 2 Interest Rate Shortfall, it will within one London Business Day of such determination give written notice thereof to the Mortgages Trustee, Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee of such Funding 1 Interest Rate Shortfall and/or Funding 2 Interest Rate Shortfall (as the case may be) and of the Mortgages Trustee Variable Base Rate and/or the Mortgages Trustee Tracker Rate which would (taking into account the applicable Mortgage Conditions), in the Servicer's reasonable opinion, need to be set in order for no Funding 1 Interest Rate Shortfall and/or Funding 2 Interest Rate Shortfall (as the case may be) to arise, having regard to the date(s) (which shall be specified in the notice) on which such change to the Mortgages Trustee Variable Base Rate and the Mortgages Trustee Tracker Rate would take effect and at all times acting in accordance with the standards of a Reasonable, Prudent Mortgage Lender as regards the competing interests of Borrowers with Mortgage Trustee Variable Base Rate Loans and Borrowers with Mortgages Trustee Tracker Rate Loans.

         (c) If the Mortgages Trustee, Funding 1 and the Funding 1 Security Trustee notify the Servicer that, having regard to the obligations of Funding 1, the Mortgages Trustee Variable Base Rate and/or the Mortgages Trustee Tracker Rate should be increased but no notification is received by the Servicer under Clause 4.3(d), the Servicer, as agent for and on behalf of, inter alios, the Mortgages Trustee and the Beneficiaries, shall take all steps which are necessary, including publishing any notice which is required in accordance with the Mortgage Terms, to effect such change in the Mortgages Trustee Variable Base Rate and/or the Mortgages Trustee Tracker Rate on the date(s) specified in the notice referred to in Clause 4.3(b).

         (d) If the Mortgages Trustee, Funding 2 and the Funding 2 Security Trustee notify the Servicer that, having regard to the obligations of Funding 2, the Mortgages Trustee Variable Base Rate and/or the Mortgages Trustee Tracker Rate should be increased but no notification is received by the Servicer under Clause 4.3(c), the Servicer, as agent for and on behalf of, inter alios, the Mortgages Trustee and the Beneficiaries, shall take all steps which are necessary, including publishing any notice which is required in accordance with the Mortgage Terms, to effect such change in the Mortgages Trustee Variable Base Rate and/or the Mortgages Trustee Tracker Rate on the date(s) specified in the notice referred to in Clause 4.3(b).

         (e)     If the Servicer receives notification from:

                 (i) the Mortgages Trustee, Funding 1 and the Funding 1 Security Trustee in accordance with Clause 4.3(c); or

                 (ii) the Mortgages Trustee, Funding 2 and the Funding 2 Security Trustee in accordance with Clause 4.3(d),

                 then the Servicer, as agent for and on behalf of the Mortgages Trustee and the Beneficiaries, shall take all steps which are necessary, including publishing any notice which is required in accordance with the Mortgage Terms, to effect such change in the Mortgages Trustee Variable Base Rate and/or the Mortgages Trustee Tracker Rate on the date(s) specified in the notice referred to in Clause 4.3(b).

         (f) The Mortgages Trustee and/or Funding 1 and/or Funding 2 and/or the Funding 1 Security Trustee and/or the Funding 2 Security Trustee may terminate the authority of the Servicer under Clause 4.1 and Clause 4.3 to determine the Mortgages Trustee Variable Base Rate and the Mortgages Trustee Tracker Rate on or after the occurrence of a Servicer Termination Event, in which case the Mortgages Trustee shall set the Mortgages Trustee Variable Base Rate and the Mortgages Trustee Tracker Rate in accordance with this Clause 4.

5.       ADMINISTRATION OF MORTGAGES

5.1      DIRECT DEBITING SCHEME

(a) For the purposes of collecting amounts due from Borrowers under the Loans and their Related Security comprised in the Portfolio in accordance with this Agreement the Servicer will unless otherwise agreed in writing with the Beneficiaries:

         (i) act, or procure that another person approved in writing by the Beneficiaries (such approval not to be unreasonably withheld) (the THIRD PARTY COLLECTION AGENT) acts, as collection agent for the Mortgages Trustee and the Beneficiaries under the Direct Debiting Scheme and remains a member of the Direct Debiting Scheme or any scheme which replaces the Direct Debiting Scheme;

         (ii) subject to Clauses 5.1(b) and 5.1(c), deliver to the Bankers Automated Clearing System (BACS) or to the Account Bank such instructions as may be necessary from time to time for the debit of the account of each Borrower in respect of which there is a direct debit mandate (the date of such delivery being the D.D. Date) with the Monthly Payment due from such Borrower, and for the amount of such Monthly Payment to be credited to the Mortgages Trustee GIC Account on the day after the D.D. Date or, if such day is not a London Business Day, the following London Business Day unless the short-term ratings of the Account Bank fall below A-1+ by S&P, P-1 by Moody's or F1 by Fitch, in which case all further instructions by the Servicer to debit the accounts of Borrowers that are subject to direct debit bank mandates shall be made to another bank which has a rating of at least A-1+ by S&P, P-1 by Moody's or F1 by Fitch, or directly to the Mortgages Trustee GIC Account;

         (iii) subject to Clauses 5.1(b) and 5.1(c), deliver to the Account Bank or BACS (as appropriate) instructions for the debit of the account of each Borrower in respect of which there is a direct debit mandate and the Monthly Payment due and owing from such Borrower on the D.D. Date immediately preceding the next succeeding Monthly Payment Date remains outstanding to the extent that, on the date of presentation of such instructions, such Monthly Payment has not been received in full by the Servicer on behalf of the Mortgages Trustee and where the instructions for the debit of the account of the relevant Borrower for the Monthly Payment due and owing from such Borrower was returned to the Servicer marked "insufficient funds" within ten London Business Days of receipt by the Servicer of any such returned instructions;

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

         (iv) subject to Clauses 5.1(b) and 5.1(c), deliver to the Account Bank or BACS (as appropriate) such other instructions for the debit of the account of each Borrower in respect of which there is a direct debit mandate in accordance with the Direct Debiting Scheme as may be appropriate for the recovery of sums due by such Borrower; and

         (v) comply in all material respects with the requirements from time to time of the Direct Debiting Scheme including "The Originator's Guide and Rules to the Direct Debiting Scheme" as amended from time to time, and take all such other steps as are reasonably appropriate, including in particular the preparation and administration of appropriate computer tapes in connection with BACS, to ensure that all monies received from Borrowers during banking hours on any particular day are credited on the next day to the Mortgages Trustee GIC Account.

(b) The Servicer may agree with a Borrower that the Direct Debiting Scheme shall not apply to Monthly Payments to be made by such Borrower, provided, subject to Clause 5.1(d), that (i) alternative payment arrangements are made which are intended to ensure timely payment of Monthly Payments due from the Borrower to the Mortgages Trustee on behalf of the Beneficiaries, and (ii) the change in arrangements was made at the instigation of the Borrower or by the Servicer in accordance with the procedures which would be adopted by a Reasonable, Prudent Mortgage Lender.

(c) The Servicer may, notwithstanding the proviso to Clause 5.1(b), agree such procedures for the payment by a Borrower of (i) overdue amounts and (ii) amounts payable on redemption of a Mortgage in whole or in part other than through the Direct Debiting Scheme as would be agreed by a Reasonable, Prudent Mortgage Lender.

(d) The Servicer shall, notwithstanding the proviso to Clause 5.1(b), use its reasonable endeavours to credit Monthly Payments made by a Borrower under a payment arrangement other than the Direct Debiting Scheme to the Mortgages Trustee GIC Account as follows:

         (i) where the Borrower pays by standing order, by close of business on the second London Business Day following the day on which such amount is received or credited by the Servicer;

         (ii) where the Borrower pays by payment of cash, by transfer payment from another account of the Seller or by cheque where reference to the relevant Borrower is provided or payments are made by way of paying-in book, by close of business on the London Business Day which immediately follows the day on which such amount is received or credited by the Servicer; and

         (iii) where the Borrower pays by cheque where a reference to the relevant Borrower is not provided, by close of business on the next London Business Day after notification from the Seller of the identity of the Borrower.

(e) Where a Borrower permits a direct debit to be made to his bank account, the Servicer will endeavour to procure that such Borrower maintains a valid and effective mandate relating to such direct debit in relation to each Monthly Payment due from that Borrower, provided that in any case where a Borrower will not permit a direct debit to be made to his bank account the Servicer will endeavour to make alternative arrangements acceptable to a Reasonable, Prudent Mortgage Lender so that such Borrower nevertheless pays each Monthly Payment within the month in which it falls due.

(f) If at any time the Servicer shall receive notice whether under the Direct Debiting Scheme or otherwise that any amount (or part thereof), which was paid in or credited pursuant to Clause 5.1 and which has been transferred to the Mortgages Trustee GIC Account has not been received as cleared

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

         funds or has otherwise been recalled, the Servicer shall notify the Cash Manager and instruct the Cash Manager forthwith to debit the Mortgages Trustee GIC Account and credit the relevant collection account for the whole or any part of such amount (such amount hereinafter referred to as the SHORTFALL) and, an amount equal to any costs which are irrecoverable by the Servicer from the relevant Borrower incurred by the Servicer as a result of such shortfall; PROVIDED THAT no debit from the Mortgages Trustee GIC Account for the credit of the collection accounts in respect of any shortfall may be made on or after a Calculation Date in respect of the relevant period between that Calculation Date and the next Distribution Date unless sufficient funds are available after providing or making provision for all payments to be made on the next succeeding Distribution Date. After that following Distribution Date the Mortgages Trustee shall transfer, or procure on its behalf the transfer, from the Mortgages Trustee GIC Account to the relevant collection account of an amount equal to such shortfall subject to it having sufficient funds available to it or the Servicer shall deduct an amount equal to such shortfall from payments otherwise due on a daily basis from the Seller to the Mortgages Trustee in respect of Principal Receipts and Interest Receipts received under the Loans.

5.2      ADMINISTRATION AND ENFORCEMENT OF MORTGAGES

(a) The Mortgages Trustee and the Beneficiaries hereby direct the Servicer to administer the Loans comprised in the Portfolio and carry out its specific obligations under this Agreement in accordance with the Seller's Policy.

(b) The Servicer will, in relation to any default by a Borrower under or in connection with a Loan or a Mortgage comprised in the Portfolio, comply with the Enforcement Procedures or, to the extent that the Enforcement Procedures are not applicable having regard to the nature of the default in question, take such action as is not materially prejudicial to the interests of the Mortgages Trustee (as trustee for the Beneficiaries) and the Beneficiaries under the relevant MIG Policy, provided that:

         (i) the Servicer shall only become obliged to comply with the Enforcement Procedures (to the extent applicable) or to take action as aforesaid after it has become aware of the default;

         (ii) it is acknowledged by the Beneficiaries that mortgage lenders generally exercise discretion in pursuing their respective enforcement procedures and that the Servicer may exercise such discretion as would a Reasonable, Prudent Mortgage Lender in applying the Enforcement Procedures to any particular defaulting Borrower or taking action as aforesaid, provided that in exercising such discretion the interest of Funding 1 and/or Funding 2 in the Portfolio is not materially prejudiced; and

         (iii) in any case where any of the Insurance Policies requires exact compliance with certain enforcement procedures the Servicer shall procure the prior written consent of the relevant insurance company for any deviation by it from such enforcement procedures.

5.3      RECORDS

         The Servicer shall keep and maintain records in relation to the Portfolio, on a Loan by Loan basis, for the purposes of identifying amounts paid by each Borrower, any amount due from a Borrower and the principal balance (and, if different, the total balance) from time to time outstanding on a Borrower's account and such other records as would be kept by a Reasonable, Prudent Mortgage Lender. The Servicer will provide such information to the Mortgages Trustee and/or Funding 1 and/or Funding 2 and/or the Funding 1 Security Trustee and/or the Funding 2 Security Trustee or to their order at any time upon reasonable notice subject to the Servicer being reasonably capable of providing such information without significant additional cost and subject to the provisions of the Data Protection Act 1998 and other applicable legislation from time to time and provided that no duty of confidence and no industry code of practice will or may be breached thereby.

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5.4      TRUST

(a) If the Servicer in carrying out its functions as Servicer under this Agreement receives (including in its capacity as agent for the Mortgages Trustee and the Beneficiaries) any money whatsoever arising from the Loans and their Related Security, which money belongs to the Mortgages Trustee (as trustee for the Beneficiaries) and is to be paid to the Mortgages Trustee GIC Account pursuant to this Agreement or any of the other Transaction Documents or otherwise, it will hold such monies on trust for the Mortgages Trustee and shall, as soon as reasonably practicable and in any event within the time limits referred to in Clause 5.1, pay the monies into the Mortgages Trustee GIC Account.

(b) All other sums received by the Servicer in respect of the Loans and their Related Security shall be held by the Servicer for itself.

5.5      ANNUAL SERVICER COMPLIANCE STATEMENT

         For so long as the Mortgages Trustee and/or Funding 1 and/or Funding 2 and/or any Funding 1 Issuer and/or the Master Issuer is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Servicer shall deliver to the Mortgages Trustee and/or Funding 1 and/or Funding 2 (as applicable) a statement of compliance in the form and at a time sufficient to comply with the requirements of Item 1123 of Regulation AB to the extent applicable; provided, however, that, with regard to any issuance by a Funding 1 Issuer of securities registered under the Securities Act with a Closing Date prior to 31 December 2005, for so long as such Funding 1 Issuer is subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act, the Servicer may, at the sole discretion of Funding 1, deliver to Funding 1 at a time specified by Funding 1, in lieu of the foregoing, an officer's certificate with respect to each such Funding 1 Issuer in the form previously filed as Exhibit 99.1 to the annual report on Form 20-F of such Funding 1 Issuer.

5.6      REPORT ON ASSESSMENT OF COMPLIANCE AND ATTESTATION

         For as long as the Mortgages Trustee and/or Funding I and/or Funding 2 and/or any Funding 1 Issuer and/or the Master Issuer is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Servicer shall:

         (a) with respect to any securities issued after 31 December 2005, deliver to the Mortgages Trustee and/or Funding 1 and/or Funding 2 (as applicable) a report regarding the Servicer's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, in the form and at a time sufficient to comply with the requirements of Rule 13a-18 or 15d-18 of the Exchange Act and Item 1122(a) of Regulation AB, as applicable; and

         (b) cause each Subcontractor determined by the Servicer to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, to deliver to the Mortgages Trustee and/or Funding 1 and/or Funding 2 (as applicable) a report on assessment of compliance with applicable servicing criteria in the form and at a time sufficient to comply with the requirements of Rule 13a-18 or Rule 15d-18 of the Exchange Act and Item 1122(a) of Regulation AB; and

         (c) deliver or cause to be delivered to any person that will be responsible for signing the certification (a SARBANES-OXLEY CERTIFICATION) required by Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act such certifications or information as such person deems necessary to give the Sarbanes-Oxley Certification.

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5.7      INDEPENDENT AUDITORS' ATTESTATION REPORT

         The Servicer shall cause a registered public accounting firm to furnish an attestation report on assessment of compliance with the Servicing Criteria with respect to the Servicer or any affiliate thereof or any party or Subcontractor determined by the Servicer to be "participating in the servicing function" (within the meaning of Item 1122 of Regulation AB) in the form and at a time sufficient to comply with the requirements of Rule 13a-18 or Rule 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, to the extent applicable; provided, however, that with regard to any issuance by a Funding 1 Issuer of securities registered under the Securities Act with a Closing Date prior to 31 December 2005, for so long as such Funding 1 Issuer is subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act, the Servicer may, at the sole discretion of Funding 1, deliver to Funding 1 at a time specified by Funding 1, in lieu of the foregoing, a report of independent accountants with respect to each such Funding 1 Issuer in the form previously filed as
         Exhibit 99.2 to the annual report on Form 20-F of such Funding 1
         Issuer.

5.8      USE OF SUBCONTRACTORS

         The Servicer shall promptly upon request provide the Mortgages Trustee and/or Funding 1 and/or Funding 2 (as applicable) a written description (in form and substance satisfactory to the Mortgages Trustee and/or Funding 1 and/or Funding 2 (as applicable)) of the role and function of each Subcontractor utilised by the Servicer, specifying (a) the identity of each such Subcontractor, (b) which (if any) of such Subcontractors are "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and (c) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to (b) above of this Clause 5.8. As a condition to the utilisation of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer for the benefit of the Mortgages Trustee to comply with the provisions of Clause 5.6 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Mortgages Trustee any assessment of compliance and attestation required to be delivered by such Subcontractor under Clause 5.6, in each case as and when required to be delivered.

6.       NO LIABILITY

6.1 The Servicer shall have no liability for any obligation of a Borrower under any Loan comprised in the Portfolio or any Related Security and nothing herein shall constitute a guarantee, or similar obligation, by the Servicer of any Loan, Mortgage or any Borrower.

6.2 Save as otherwise provided in this Agreement, the Servicer shall have no liability for the obligations of the Mortgages Trustee or the Beneficiaries under any of the Transaction Documents or otherwise and nothing herein shall constitute a guarantee, or similar obligation, by the Servicer of the Mortgages Trustee or the Beneficiaries in respect of any of them.

7.       NEW LOANS

7.1 The Portfolio may be augmented from time to time by the sale to the Mortgages Trustee on any Sale Date of a New Portfolio by the Seller.

7.2 The sale of each New Portfolio to the Mortgages Trustee will in all cases be subject to the terms set out in the Mortgage Sale Agreement including, without limitation, the conditions set out in clause 4 of the Mortgage Sale Agreement and the representations and warranties set out in clause 8 of the Mortgage Sale Agreement.

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

8.       PRODUCT SWITCHING AND FURTHER ADVANCES

8.1      (a)     The Servicer shall not send an offer of a Further Advance or a
                 Home Cash Reserve Advance without first having received confirmation in writing from the Seller save where the Seller and the Servicer are both Bank of Scotland that the Seller would, if so offered by the Mortgages Trustee, purchase the relevant Loan and its Related Security from the Mortgages
                 Trustee.

         (b) The Servicer shall not send an offer of a Product Switch without first having received confirmation in writing from the Seller save where the Seller and the Servicer are both Bank of Scotland that the Seller would, if so offered by the Mortgages Trustee, purchase the relevant Loan and its Related Security from the Mortgages Trustee if on the immediately preceding Distribution Date, the Seller is in breach of the conditions referred to in clauses 4.2(a) to (q) inclusive of the Mortgage Sale Agreement as if references therein to NEW LOANS and NEW PORTFOLIO were references to the Loan which would result from the implementation of such Product Switch and as if references to SALE DATE were references to the date when the Seller and relevant Borrower complete such Product Switch.

         (c) For the avoidance of doubt, neither the Servicer nor the Seller shall make an offer to a Borrower for a Further Advance, a Home Cash Reserve Advance or a Product Switch if it would result in any Funding 1 Issuer and/or the Master Issuer and/or Funding 1 and/or Funding 2 and/or the Mortgages Trustee arranging or advising in respect of, administering (servicing) or entering into a regulated mortgage contract or agreeing to carry on any of these activities, if the relevant Funding 1 Issuer and/or the Master Issuer and/or Funding 1, Funding 2 and/or the Mortgages Trustee would be required to do so.

8.2 Subject to complying with the terms of Clause 8.1, where the Servicer sends an offer of a Product Switch, a Further Advance or a Home Cash Reserve Advance, the Servicer shall then notify the Seller save where the Seller and the Servicer are both Bank of Scotland and the Mortgages Trustee in writing.

8.3 Notwithstanding Clause 8.2, subject to complying with the terms of Clause 8.1, the Servicer, on behalf of and as agent for the Seller may send an offer to Borrowers for Product Switches, Further Advances and Home Cash Reserve Advances provided that the Servicer acts in accordance with the then applicable procedure which would be acceptable to a Reasonable, Prudent Mortgage Lender.

8.4 For the avoidance of doubt, where the Servicer sends any offer contemplated by this Clause 8, it shall do so pursuant to its appointment under this Agreement.

9.       REDEMPTION OF MORTGAGES

9.1 Upon repayment in full of all sums secured by a Mortgage and/or other Related Security comprised in the Portfolio, the Servicer shall, and is hereby authorised by the Mortgages Trustee and the Beneficiaries to execute a receipt or discharge or relevant Land Registry Form DS1 of the Mortgage and any such other or further instrument or deed of satisfaction regarding such Mortgage and/or the Related Security as it considers to be necessary or advisable, to implement an Electronic Notification of Discharge to the Land Registry and to release the relevant Title Deeds to the person or persons entitled thereto.

9.2 The Servicer undertakes that prior to any actual release by it of the relevant Title Deeds it will take reasonable and appropriate steps to satisfy itself that the relevant Title Deeds are being released to the person or persons entitled thereto.

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

9.3 The Servicer shall procure that if, upon completion of the Enforcement Procedures, an amount in excess of all sums due by the relevant Borrower is recovered or received, the balance, after discharge of all sums due by the Borrower, is paid to the person or persons next entitled thereto.

10.      POWERS OF ATTORNEY

10.1 For good and valuable consideration and as security for the interests of the Mortgages Trustee and the Beneficiaries hereunder, each of the Seller, the Mortgages Trustee and the Beneficiaries hereby appoints the Servicer as its attorney on its behalf, and in its own or the attorney's name, for the following purposes:

         (a) executing all documents necessary for the purpose of discharging a Mortgage comprised in the Portfolio which has been repaid in full and any Related Security or for the sale of a Property as Mortgagee;

         (b) executing all documents and implementing all Electronic Notifications of Discharge to the Land Registry necessary for the purpose of releasing a Borrower in accordance with Clause 9;

         (c) executing all documents and doing all such acts and things which in the reasonable opinion of the Servicer are necessary or desirable for the efficient provision of the Services hereunder; and

         (d) exercising its rights, powers and discretion under the Mortgages including the right to fix the Mortgages Trustee Variable Base Rate and the Mortgages Trustee Tracker Rate or any related rights, provided that, for the avoidance of doubt, these Powers of Attorney shall not authorise the Servicer to sell any of the Loans and/or their Related Security comprised in the Portfolio except as specifically authorised in the Transaction Documents. For the avoidance of doubt, none of the Seller (where the Servicer is not Bank of Scotland), the Mortgages Trustee, Funding 1 nor Funding 2 shall be liable or responsible for the acts of the Servicer or any failure by the Servicer to act under or in respect of these Powers of Attorney.

10.2 The appointments contained in Clause 10.1 shall be irrevocable unless and until following a Servicer Termination Event the Mortgages Trustee and/or Funding 1 and/or Funding 2 and/or the Funding 1 Security Trustee and/or the Funding 2 Security Trustee serve notice pursuant to Clause 21 to terminate the Servicer's appointment under this Agreement upon which the appointments contained in Clause 10.1 shall be automatically revoked.

11.      COSTS AND EXPENSES

11.1 The Mortgages Trustee (on behalf of the Beneficiaries) will on each Distribution Date reimburse, in accordance with Clause 10.2 of the Mortgages Trust Deed, the Servicer for all out-of-pocket costs, expenses and charges (together with any amounts in respect of Irrecoverable VAT due thereon) properly incurred by the Servicer in the performance of the Services including any such costs, expenses or charges not reimbursed to the Servicer on any previous Distribution Date and the Servicer shall supply the Mortgages Trustee with a copy of an appropriate VAT invoice issued by the person making the supply.

11.2 The Servicer will use reasonable endeavours to recover from the relevant Borrowers all costs and expenses incurred by the Servicer which are properly recoverable from those Borrowers under the relevant Mortgage Conditions.

                                      15

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12.      INFORMATION

12.1     MAINTENANCE OF RECORDS

(a) Subject to Clause 18, the Servicer shall keep the Customer Files relating to the Portfolio in safe custody and shall take appropriate technical and organisational measures against the unauthorised or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data. The Servicer shall maintain in an adequate form such records as are necessary to enforce each Mortgage comprised in the Portfolio and, where relevant, any other Related Security.

(b) A duplicate of any computer records held by the Servicer which contains information relating to the Loans and the Related Security shall be lodged by the Servicer on a daily basis at the offices of the Seller at the Pudsey Data Centre or at such other locations selected by the Servicer, so long as such location is a location separate from that in which the original computer records are stored and in an environment conducive to the safe storage of electronic media, such records to be held to the order of the Mortgages Trustee and to be replaced by a revised duplicate as and when the original records are revised. The Servicer shall keep the Mortgages Trustee informed of the location of the Customer Files and duplicate computer records.

12.2     USE OF I.T. SYSTEMS

(a) The Servicer covenants that at the date hereof in respect of the software which is used by the Servicer in providing the Services, it shall for the duration of this Agreement:

         (i) ensure that it has in place all necessary licences and/or consents from the respective licensor or licensors (if any) of such software; and

         (ii) except in so far as it would breach any other of its legal obligations, grant to any person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such person as the Mortgages Trustee and the Beneficiaries elect as a substitute servicer in accordance with the terms of this Agreement a licence to use any proprietary software together with any updates which may be made thereto from time to time.

(b) The Servicer shall use reasonable endeavours to maintain in working order the information technology systems used by the Servicer in providing the Services.

(c) The Servicer shall pass to any person to whom it may sub-contract or delegate the performance of all or any of its powers and obligations under this Agreement and/or to such person as the Mortgages Trustee and the Beneficiaries elect as a substitute servicer in accordance with the terms of this Agreement the benefit of any warranties in relation to the software insofar as the same are capable of assignment.

12.3     ACCESS TO BOOKS AND RECORDS

         Subject to all applicable laws, the Servicer shall permit the Mortgages Trustee and/or Funding 1 and Funding 2 (and their respective auditors) and/or the Funding 1 Security Trustee and/or the Funding 2 Security Trustee and any other person nominated by the Beneficiaries (to whom the Servicer has no reasonable objection) upon reasonable notice during normal office hours to have access, or procure that such person or persons are granted access, to all books of record and account (including, for the avoidance of doubt, the Title Deeds and Customer Files) relating to the administration of the Loans and their Related Security comprised in the Portfolio and related matters in accordance with this Agreement.

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12.4     INFORMATION COVENANTS

(a) The Servicer shall, within ten (10) Business Days following each Distribution Date, provide the Mortgages Trustee, the Beneficiaries, each Manager and/or Dealer (if requested by such Manager or Dealer to do so) and the Rating Agencies (on the terms agreed with each of the Rating Agencies), monthly with a report in, or substantially in, the form set out in Schedule 2 and shall assist the Cash Manager in the production of quarterly reports substantially in the forms set out in
         Schedule 3 and Schedule 4 of the Cash Management Agreement.

(b) The Servicer shall notify the Rating Agencies in writing of the details of (i) any material amendment to the Transaction Documents,
         (ii) any proposed material change in the valuation procedures or policies applied or to be applied in relation to Properties by it in connection with its mortgage business (details of which change may be included in a report provided under paragraph (a)) and (iii) any other information relating to its mortgage business and financial condition as the Rating Agencies may reasonably request in connection with the ratings of the Notes and other matters contemplated by the Transaction Documents, provided that such request does not adversely interfere with the Servicer's day to day provision of the Services under the other terms of this Agreement.

(c) The Servicer shall, at the request of Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee (where the Servicer is the Seller) or at the request of the Beneficiaries (where the Servicer is no longer the Seller), furnish Funding 1, Funding 2, the Funding 1 Security Trustee, the Funding 2 Security Trustee and/or the Beneficiaries (as appropriate) and the Rating Agencies with such other information relating to its business and financial condition as it may be reasonable for Funding 1, Funding 2, the Funding 1 Security Trustee, the Funding 2 Security Trustee and/or the Beneficiaries (as appropriate) to request in connection with the ratings of the Notes and other matters contemplated by the Transaction Documents, provided that Funding 1, Funding 2, the Funding 1 Security Trustee, the Funding 2 Security Trustee or the Beneficiaries (as appropriate) shall not make such a request more than once every three months unless, in the belief of Funding 1, Funding 2, the Funding 1 Security Trustee, the Funding 2 Security Trustee or the Beneficiaries (as appropriate) an Intercompany Loan Event of Default or a Master Intercompany Loan Event of Default (as appropriate) or a Servicer Termination Event shall have occurred and is continuing or may reasonably be expected to occur.

(d) The Servicer shall make available to beneficial owners of the Notes, who have provided beneficial ownership certification as described herein, on a monthly basis a report containing information about the Loans in the Mortgages Trust.

13.      REMUNERATION

         The Mortgages Trustee (on behalf of the Beneficiaries) shall pay to the Servicer for its Services hereunder an administration fee (the ADMINISTRATION FEE) (inclusive of VAT) which:

         (a) shall be calculated in relation to each Calculation Period on the basis of the number of days elapsed and a 365 day year at the rate of 0.05% per annum, inclusive of VAT, on the aggregate amount of the Trust Property as at open of business on the preceding Calculation Date, provided that where the appointment of the Servicer is terminated pursuant to Clause 21 and a substitute servicer is to be appointed, the Administration Fee may be calculated on different terms agreed with such substitute servicer; and

         (b) shall be paid to the Servicer in arrear on each Distribution Date in the manner contemplated by and in accordance with the provisions of Clause 10.2 of the Mortgages Trust Deed.

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14.      INSURANCES

14.1 The Servicer will administer the arrangements for insurance to which the Mortgages Trustee is a party or in which either the Seller or the Mortgages Trustee (on behalf of the Beneficiaries) has an interest and which relate to the Loans and the Mortgages comprised in the Portfolio or the business of the Mortgages Trustee. In particular, but without limitation, the Servicer shall promptly notify the Mortgages Trustee, the Beneficiaries, the Funding 1 Security Trustee and the Funding 2 Security Trustee of the existence of any insurance policies to which the Seller is a party or in which it has an interest in addition to those specifically referred to in the definition of "HALIFAX INSURANCE POLICIES" in the Master Definitions and Construction Schedule.

14.2 The Servicer shall use its reasonable endeavours to credit to the Mortgages Trustee GIC Account all proceeds received from any claim made under any Insurance Policy in relation to any Loan or its Related Security by close of business on the London Business Day which immediately follows the day on which such amounts are received or credited by the Servicer and which is to be applied either in whole or in part in repayment of a Loan.

15.      HALIFAX INSURANCE POLICIES

15.1 The Servicer shall not knowingly take or omit to take any action which would:

         (a) result in the avoidance or termination of any of the Halifax Insurance Policies in relation to any Loans and Mortgages to which any Halifax Insurance Policy applies; or

         (b) reduce the amount payable on any claim made on behalf of the Mortgages Trustee (as trustee for the Beneficiaries) under any Halifax Insurance Policy; or

         (c)     invalidate any Halifax Insurance Policy.

15.2 The Servicer shall prepare and submit any claim under the Halifax Insurance Policies in accordance with the requirements of the relevant Halifax Insurance Policy and otherwise with the usual procedures undertaken by a Reasonable, Prudent Mortgage Lender on behalf of the Mortgages Trustee and the Beneficiaries and shall comply with the other requirements of the insurer under the relevant Halifax Insurance Policy.

15.3 If the Seller's Policy requires the Servicer to make a claim under the relevant MIG Policy and the Servicer has failed to make such a claim, then the Beneficiaries may direct the Mortgages Trustee on their behalf to direct the Servicer to make a claim or, in default thereof by the Servicer, the Beneficiaries may direct the Mortgages Trustee to itself make a claim under such policy and the Servicer shall, within ten London Business Days of receiving a written request from the Mortgages Trustee (as trustee for the Beneficiaries), provide the Mortgages Trustee with such information as the Mortgages Trustee may require to enable it to make a claim under the relevant MIG Policy.

16.      BUILDINGS POLICIES

16.1 The Servicer shall not knowingly take any action or omit to take any action which would result in the avoidance or termination of any applicable Buildings Policy or would reduce the amount payable on any claim thereunder.

16.2 Upon receipt of notice that any Borrower whose Loan is secured by a mortgage of or a standard security over a leasehold Property including a Property in Scotland held under a long lease has failed to make a payment when due of any sums due under the relevant lease in respect of the insurance of the property the Servicer may debit that Borrower's account with the relevant amount which shall

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

         then be paid to the landlord or to the relevant insurance company together with notice to the landlord.

16.3 If the Servicer becomes aware that a Borrower has failed to pay premiums due under any Buildings Policy, the Servicer shall take such action as would a Reasonable, Prudent Mortgage Lender with a view to ensuring that the relevant Property continues to be insured in accordance with the applicable Mortgage Terms or the Alternative Insurance Recommendations.

17.      TITLE DEEDS AND CUSTOMER FILES

17.1 The Servicer shall keep the Title Deeds, Customer Files and (where applicable) Insurance Policies and the receipt of notes of assignment relating to the Portfolio in safe custody and shall not without the prior written consent of the Mortgages Trustee and the Beneficiaries part with possession, custody or control of them otherwise than to a sub-contractor or delegate appointed pursuant to Clause 3.2 or to a solicitor, licensed conveyancer, qualified conveyancer or authorised practitioner, subject to the usual undertaking to hold them to the order of the Servicer (who in turn will hold them to the order of the Mortgages Trustee (as trustee for the Beneficiaries) or in the case of Scottish Loans, to the order of the Seller, in its capacity as trustee for the Mortgages Trustee (as trustee for the Beneficiaries) or to the Land Registry or Registers of Scotland or, upon redemption of the relevant Loan, to the order of the Borrower).

17.2 The Title Deeds and Customer Files relating to the Portfolio shall be kept in such manner so that a computer record is maintained of their location and they are identifiable and retrievable by reference to an account number and pool identifier and identifiable and distinguishable from the title deeds relating to other properties and mortgages and standard securities in respect of which the Servicer is mortgagee or heritable creditor or servicer. In the event of receipt by the Servicer of notice that the short-term, unsecured, unsubordinated and unguaranteed debt of the Servicer is rated less than A-1 by S&P and P-1 by Moody's and F1 by Fitch, the Servicer shall use reasonable endeavours to ensure that the Title Deeds are identified as distinct from the title deeds of other properties and mortgages and standard securities which do not form part of the Portfolio.

17.3 The Servicer shall provide access or procure that access is provided to the Title Deeds, Customer Files and other records relating to the administration of the Loans and Mortgages in the Portfolio to the Mortgages Trustee, the Beneficiaries, the Funding 1 Security Trustee, the Funding 2 Security Trustee and their respective agents at all reasonable times and upon reasonable written notice. The Servicer acknowledges that the Title Deeds and Customer Files relating to the Portfolio in its possession, custody or control will be held to the order of the Mortgages Trustee (as trustee for the Beneficiaries) or in the case of Scottish Loans, to the order of the Seller, in its capacity as trustee for the Mortgages Trustee (as trustee for the Beneficiaries), and that it has, in its capacity as Servicer, no beneficial interest therein and the Servicer (in its capacity as such but not in its capacity as a Beneficiary) irrevocably waives any rights or any Security Interest which it might have therein or to which it might at any time be entitled.

17.4 The Servicer shall, forthwith on the termination of the appointment of the Servicer pursuant to Clause 21, deliver the Title Deeds and Customer Files in its possession, custody or control or that of its sub-contractors or agents to or to the order of the Mortgages Trustee or to such person as the Mortgages Trustee elects as a substitute servicer in accordance with the terms of this Agreement upon written request by the Mortgages Trustee made at any time on or after notice of, or on or after, termination of the appointment of the Servicer pursuant to Clause 21.

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17.5     The Servicer undertakes that it will use all reasonable efforts to obtain as soon as reasonably practicable:

         (a) the title number to each Property in respect of which a Mortgage is registered at the Land Registry to the extent that such title number does not appear in the Exhibit to the Mortgage Sale Agreement (or, as the case may be, the Schedule to the relevant New Portfolio Notice); and

         (b) the title number to each Property in respect of which a Mortgage is registered in the Land Register of Scotland to the extent that such title number does not appear in the Schedule to the relevant New Portfolio Notice.

18.      DATA PROTECTION

18.1 The Servicer and the Mortgages Trustee each represents that as at the date hereof it has and hereafter it will maintain all appropriate registrations, licences, consents and authorities (if any) required under the Data Protection Act 1998 together, with its ancillary legislation (the DATA PROTECTION ACT) to enable it to perform its respective obligations under this Agreement. In addition to the foregoing and notwithstanding any of the other provisions of this Agreement, each of the Servicer and the Mortgages Trustee hereby agree and covenant as follows:

         (a) that only data that is not "personal data" (as defined in the Data Protection Act) may be transferred by the Servicer to the Mortgages Trustee or any other entity located in Jersey (unless: (i) Jersey is determined, on the basis of Article 25(b) of Directive 95/46/EC, a third country which ensures an adequate level of protection of "personal data" by the European Commission or (ii) the Servicer and the Mortgages Trustee have entered into a data transfer agreement in a form approved by the EC Commission as meeting the requirements of
                 Article 26(2) of Directive 95/46/EC for the transfer of personal data to third countries which do not ensure an adequate level of protection (the STANDARD CONTRACTUAL CLAUSES) in which case, subject to Clause 18.1(e), the Servicer may transfer such personal data to the Mortgages Trustee in Jersey);

         (b) that if, at the date at which circumstances enable the Mortgages Trustee to exercise its right to demand that the Servicer transfer inter alia personal data to the Mortgages Trustee, (i) Jersey has been determined, on the basis of
                 Article 25(b) of Directive 95/46/EC a third country which ensures an adequate level of protection of personal data by the European Commission or (ii) the Servicer and the Mortgages Trustee have entered into the Standard Contractual Clauses then, subject to the Clause 18.1(e), the Servicer shall transfer the relevant personal data to the Mortgages Trustee or to its order;

         (c) that the Servicer will, if the Mortgages Trustee requires the Servicer to do so, take all reasonable steps to notify each Borrower that the Mortgages Trustee is a "data controller" (as defined in the Data Protection Act) and provide each such Borrower with such details as the Mortgage Trustee shall reasonably request including but not limited to the Mortgages Trustee's contact details for the purposes of the Data Protection Act;

         (d) that the Servicer and the Mortgages Trustee will only use any data in relation to the Loans and the related Borrowers for the purposes of administering and/or managing the Portfolio, and will not sell such data to any third party or allow any third party to use such data other than in compliance with the Data Protection Act, the conditions stated in this Clause 18 and for the sole purpose of administering and/or managing the Portfolio;

         (e) that the Mortgages Trustee will comply with the provisions of the Data Protection (Jersey) Law 2005 (as amended) or any law which supersedes or replaces the Data Protection

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

                 (Jersey) Law 2005 and (so long as the provisions of the Data Protection Act do not conflict with the provisions of the Data Protection (Jersey) Law 2005 (as amended) or any law which supersedes or replaces the Data Protection (Jersey) Law 2005) with the provisions of the Data Protection Act; and

         (f) that the Mortgages Trustee shall maintain a written record of its reasons for applying the Data Protection Order 2000/185 (as set forth under the Conditions under paragraph 3 of Part II of Schedule I of the Data Protection Act).

18.2 The Servicer will use all reasonable endeavours to ensure that, in the event of the appointment of a sub-contractor in accordance with Clause
         3.2 such sub-contractor shall obtain and maintain all appropriate registrations, licences, consents and authorities required (including, without limitation, those required under the Data Protection Act), and comply with obligations equivalent to those imposed on the Servicer in this Clause 18, to enable it to perform its obligations.

19.      COVENANTS OF SERVICER

19.1 The Servicer hereby covenants with and undertakes to each of the Mortgages Trustee, the Beneficiaries, the Funding 1 Security Trustee and the Funding 2 Security Trustee that without prejudice to any of its specific obligations hereunder it will:

         (a) administer the Loans and their Related Security as if the same had not been sold to the Mortgages Trustee but had remained on the books of the Seller;

         (b) provide the Services in such manner and with the same level of skill, care and diligence as would a Reasonable, Prudent Mortgage Lender;

         (c) comply with any proper directions, orders and instructions which the Mortgages Trustee or the Beneficiaries may from time to time give to it in accordance with the provisions of this Agreement and, in the event of any conflict, those of the Mortgages Trustee shall prevail;

         (d) keep in force all licences, approvals, authorisations, permissions and consents which may be necessary in connection with the performance of the Services and prepare and submit on a timely basis all necessary applications and requests for any further approval, authorisation, consent, registration or licence required in connection with the performance of the Services and in particular any necessary registrations under the Data Protection Act;

         (e) save as otherwise agreed with the Mortgages Trustee and each of the Beneficiaries, provide free of charge to the Mortgages Trustee and the Beneficiaries, office space, facilities, equipment and staff sufficient to fulfil the obligations of the Mortgages Trustee and the Beneficiaries under this Agreement;

         (f) not knowingly fail to comply with any legal requirements in the performance of the Services, including without limitation any rules of the FSA in MCOB, ICOB or otherwise;

         (g) make all payments required to be made by it pursuant to this Agreement on the due date for payment thereof in sterling (or as otherwise required under the Transaction Documents) in immediately available funds for value on such day without set-off (including, without limitation, in respect of any fees owed to it) or counterclaim but subject to any deductions required by law;

         (h) not without the prior written consent of the Funding Security Trustees amend or terminate any of the Transaction Documents save in accordance with their terms; and

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

         (i) forthwith upon becoming aware of any event which may reasonably give rise to an obligation of the Seller to repurchase any Loan pursuant to the Mortgage Sale Agreement, notify the Mortgages Trustee and the Beneficiaries in writing of such event.

19.2 The covenants of the Servicer in Clause 19.1 shall remain in force until this Agreement is terminated but without prejudice to any right or remedy of the Mortgages Trustee and/or the Seller and/or Funding 1 and/or Funding 2 and/or the Funding 1 Security Trustee and/or the Funding 2 Security Trustee arising from breach of any such covenant prior to the date of termination of this Agreement.

20.      SERVICES NON-EXCLUSIVE

         Nothing in this Agreement shall prevent the Servicer from rendering or performing services similar to those provided for in this Agreement to or for itself or other persons, firms or companies or from carrying on business similar to or in competition with the business of the Mortgages Trustee and the Beneficiaries.

21.      TERMINATION

21.1 If any of the following events (SERVICER TERMINATION EVENTS) shall occur:

         (a) default is made by the Servicer in the payment on the due date of any payment due and payable by it under this Agreement and such default continues unremedied for a period of five London Business Days after the earlier of the Servicer becoming aware of such default and receipt by the Servicer of written notice from Funding 1, Funding 2, the Funding 1 Security Trustee, the Funding 2 Security Trustee and/or the Mortgages Trustee requiring the same to be remedied; or

         (b) default is made by the Servicer in the performance or observance of any of its other covenants and obligations under this Agreement, which in the reasonable opinion of either:

                 (i) the Funding 1 Security Trustee is materially prejudicial to the interests of Funding 1 and/or the Funding 1 Issuers under the Intercompany Loans and/or the interests of the holders of the Notes issued by a Funding 1 Issuer from time to time; and/or

                 (ii) the Funding 2 Security Trustee is materially prejudicial to the interests of Funding 2 and/or the Master Issuer under the Master Intercompany Loan and/or any other Funding 2 Issuer under any New Intercompany Loan and/or the interests of the holders of the Notes issued by the Master Issuer or any other Funding 2 Issuer from time to time, and (in either case) such default continues unremedied for a period of 20 London Business Days after becoming aware of such default provided however that where the relevant default occurs as a result of a default by any person to whom the Servicer has sub-contracted or delegated part of its obligations hereunder, such default shall not constitute a Servicer Termination Event if, within such period of ten London Business Days of receipt of such notice from Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee, the Servicer terminates the relevant sub-contracting or delegation arrangements and takes such steps as Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee may in their absolute discretion specify to remedy such default or to indemnify the Mortgages Trustee and the Beneficiaries against the consequences of such default; or

         (c) the occurrence of an Insolvency Event in relation to the Servicer; or

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

         (d) Funding 1 and Funding 2 are of the opinion, after due consideration and acting reasonably, that the appointment of the Servicer should be terminated,

         then the Mortgages Trustee and/or Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee may at once or at any time thereafter while such default continues by notice in writing to the Servicer terminate its appointment as Servicer under this Agreement with effect from a date (not earlier than the date of the notice) specified in the notice. Upon termination of the Servicer as servicer under this Agreement, the Funding 1 Security Trustee and the Funding 2 Security Trustee shall use their reasonable endeavours to appoint a substitute servicer that satisfies the conditions set forth in Clauses 21.2(c), (d) and (e).

21.2 The appointment of the Servicer under this Agreement may be terminated upon the expiry of not less than 12 months' notice of termination given by the Servicer to the Mortgages Trustee, the Beneficiaries, the Funding 1 Security Trustee and the Funding 2 Security Trustee provided that:

         (a) the Mortgages Trustee and the Beneficiaries consent in writing to such termination;

         (b) a substitute servicer shall be appointed, such appointment to be effective not later than the date of such termination and the Servicer shall notify the Rating Agencies in writing of the identity of such substitute servicer;

         (c) such substitute servicer has experience of administering mortgages of and standard securities over residential property in the United Kingdom and is approved by the Mortgages Trustee and the Beneficiaries;

         (d) such substitute servicer enters into an agreement substantially on the same terms as the relevant provisions of this Agreement and the Servicer shall not be released from its obligations under the relevant provisions of this Agreement until such substitute servicer has entered into such new agreement; and

         (e) the then current ratings (if any) of the Notes are not adversely affected as a result thereof, unless otherwise agreed by an Extraordinary Resolution of the holders of the relevant series and class of Notes.

21.3 On and after termination of the appointment of the Servicer under this Agreement pursuant to this Clause 21, all authority and power of the Servicer under this Agreement shall be terminated and be of no further effect and the Servicer shall not thereafter hold itself out in any way as the agent of the Mortgages Trustee and/or the Beneficiaries pursuant to this Agreement.

21.4 Upon termination of the appointment of the Servicer under this Agreement pursuant to this Clause 21 (but subject to Clause 18.1(e)), the Servicer shall:

         (a) forthwith deliver (and in the meantime hold on trust for, and to the order of, the Mortgages Trustee) to the Mortgages Trustee or as it shall direct the Customer Files, the Title Deeds, all books of account, papers, records, registers, correspondence and documents in its possession or under its control relating to the affairs of or belonging to the Mortgages Trustee (as trustee for the Beneficiaries) and the Mortgages in the Portfolio and any other Related Security, (if practicable, on the date of receipt) any monies then held by the Servicer on behalf of the Mortgages Trustee and any other assets of the Mortgages Trustee and the Beneficiaries;

         (b) take such further action as the Mortgages Trustee, Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee may reasonably direct at the expense of the Beneficiaries (including in relation to the appointment of a substitute servicer) provided that the Mortgages Trustee shall not be required to take or direct to be taken such further action unless it has been indemnified to its satisfaction;

         (c) provide all relevant information contained on computer records in the form of magnetic tape, together with details of the layout of the files encoded on such magnetic tapes;

         (d) co-operate and consult with and assist the Mortgages Trustee, Funding 1, Funding 2, the Funding 1 Security Trustee the Funding 2 Security Trustee and their respective nominees (which shall, for the avoidance of doubt, include any new servicer appointed by any of them) for the purposes of explaining the file layouts and the format of the magnetic tapes generally containing such computer records on the computer system of the Mortgages Trustee or such nominee; and

         (e) permit the Mortgages Trustee, Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee upon request to have access at reasonable times to the Halifax Insurance Policies.

21.5 The Servicer shall deliver to the Mortgages Trustee and the Beneficiaries as soon as reasonably practicable but in any event within five days of becoming aware thereof a notice of any Servicer Termination Event or any event which with the giving of notice or lapse of time or certification would constitute the same. Such notification shall specify which event in Clause 21 has occurred and was the cause of such Servicer Termination Event (or any event which the giving of notice or lapse of time or certification would constitute a Servicer Termination Event), a description of the details of such Servicer Termination Event, and, if relevant, a reference to the provision in this Agreement or the other Transaction Documents which the Servicer has breached.

21.6 Termination of this Agreement or the appointment of the Servicer under this Agreement shall be without prejudice to the liabilities of the Mortgages Trustee and the Beneficiaries to the Servicer or vice versa incurred before the date of such termination. The Servicer shall have no right of set-off or any lien in respect of such amounts against amounts held by it on behalf of the Mortgages Trustee.

21.7 This Agreement shall terminate at such time as Funding 1 and Funding 2 have no further interest in any of the Loans or the Mortgages which have been comprised in the Portfolio.

21.8 On termination of the appointment of the Servicer under the provisions of this Clause 21, the Servicer shall be entitled to receive all fees and other monies accrued up to the date of termination but shall not be entitled to any other or further compensation. Such monies so receivable by the Servicer shall be paid by the Mortgages Trustee on the dates on which they would otherwise have fallen due hereunder. For the avoidance of doubt, such termination shall not affect the Servicer's rights to receive payment of all amounts (if any) due to it from the Mortgages Trustee other than under this Agreement.

21.9 Prior to termination of this Agreement, the Servicer, the Seller, the Mortgages Trustee, the Funding 1 Security Trustee, the Funding 2 Security Trustee, Funding 1 and Funding 2 shall each co-operate to obtain the agreement of the Borrowers to a new bank mandate permitting the Mortgages Trustee to operate the Direct Debiting Scheme.

21.10 Any provision of this Agreement which is stated to continue after termination of the Agreement shall remain in full force and effect notwithstanding termination.

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22.      FURTHER ASSURANCE

22.1 The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement.

22.2 Without prejudice to the generality of Clause 22.1, the Mortgages Trustee and the Beneficiaries shall upon request by the Servicer forthwith give to the Servicer such further powers of attorney or other written authorisations, mandates or instruments as are necessary to enable the Servicer to perform the Services.

22.3 In the event that there is any change in the identity of the Mortgages Trustee or an additional Mortgages Trustee is appointed, the remaining Mortgages Trustee and/or the retiring Mortgages Trustee, as the case may be, shall execute such documents with any other parties to this Agreement and take such actions as such new Mortgages Trustee may reasonably require for the purposes of vesting in such new Mortgages Trustee the rights of the Mortgages Trustee under this Agreement and releasing the retiring Mortgages Trustee from further obligations thereunder and while any Note remains outstanding shall give notice thereof to the Rating Agencies.

22.4 Nothing herein contained shall impose any obligation or liability on the Mortgages Trustee to assume or perform any of the obligations of the Servicer hereunder or render it liable for any breach thereof.

23.      MISCELLANEOUS

23.1 Subject to Clause 23.2, in the event that the funds available to the Mortgages Trustee on any Distribution Date are not sufficient to satisfy in full the aggregate amount payable to the Servicer by the Mortgages Trustee on such Distribution Date then the amount payable to the Servicer on such Distribution Date shall be reduced by the amount of the shortfall and such shortfall shall (subject always to the provisions of this Clause 23) be payable on the immediately succeeding Distribution Date.

23.2     In the event that:

         (a) after redemption in full of the Intercompany Loans and the Master Intercompany Loan; or

         (b) after service of an Intercompany Loan Acceleration Notice and/or Master Intercompany Loan Acceleration Notice and payment of all other prior claims,

         the remaining sums available to the Mortgages Trustee or remaining proceeds of enforcement are insufficient to satisfy in full the outstanding fees or other claims of the Servicer, such fees shall be reduced by the amount of the deficiency.

23.3     Each of the Seller and the Servicer agrees that it will not:

         (a) set off or purport to set off any amount which the Mortgages Trustee, Funding 1, Funding 2, any Funding 1 Issuer or the Master Issuer is or will become obliged to pay to it under any of the Transaction Documents against any amount from time to time standing to the credit of or to be credited to the Mortgages Trustee GIC Account, the Funding 1 GIC Account, the Funding 1 Transaction Account, the Funding 2 GIC Account, the Funding 2 Transaction Account, any Funding 1 Issuer Account or any Master Issuer Account or in any other account prior to transfer to the Mortgages Trustee GIC Account, the Funding 1 GIC Account, the Funding 1 Transaction Account, the Funding 2 GIC Account, the Funding 2

                 Transaction Account, any Funding 1 Issuer Account or any Master Issuer Account, as appropriate; or

         (b) make or exercise any claims or demands, any rights of counterclaim or any other equities against or withhold payment of any and all sums of money which may at any time and from time to time be standing to the credit of the Mortgages Trustee GIC Account, the Funding 1 GIC Account, the Funding 1 Transaction Account, the Funding 2 GIC Account, the Funding 2 Transaction Account, any Funding 1 Issuer Account or any Master Issuer Account.

23.4 The Servicer agrees that for so long as any Notes are outstanding it will not petition nor commence proceedings for the administration or winding up of the Mortgages Trustee, Funding 1, Funding 2, any Funding 1 Issuer or the Master Issuer nor participate in any ex parte proceedings with regard thereto.

23.5 In relation to all sums due and payable by the Mortgages Trustee to the Servicer, the Servicer agrees that it shall have recourse only to sums paid to or received by (or on behalf of) the Mortgages Trustee pursuant to the provisions of the Mortgage Sale Agreement, the other Transaction Documents and in relation to the Mortgages.

23.6 For the avoidance of doubt, neither Beneficiary shall be liable to pay any amounts due under Clauses 11 and 13 without prejudice to the obligations of the Mortgages Trustee in respect of such amounts.

23.7 Notwithstanding any other provisions of this Agreement, all obligations to, and rights of (a) Funding 1 under or in connection with this Agreement (other than its obligations under Clause 24) shall automatically terminate upon the discharge in full of all amounts owing by it under any Intercompany Loan Agreement and (b) Funding 2 under or in connection with this Agreement (other than its obligations under Clause 24) shall automatically terminate upon the discharge in full of all amounts owing by it under the Master Intercompany Loan Agreement and, provided that this shall be without prejudice to any claims in respect of such obligations and rights arising on or prior to such date.

24.      CONFIDENTIALITY

         During the continuance of this Agreement or after its termination, each of the Mortgages Trustee and the Beneficiaries shall use its best endeavours not to disclose to any person, firm or company whatsoever any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may exclusively by virtue of being party to the Transaction Documents have become possessed and shall use all reasonable endeavours to prevent any such disclosure as aforesaid, provided however that the provisions of this Clause 24 shall not apply:

         (a) to any information already known to the Mortgages Trustee or the Beneficiaries otherwise than as a result of entering into any of the Transaction Documents;

         (b) to any information subsequently received by the Mortgages Trustee or the Beneficiaries which it would otherwise be free to disclose;

         (c) to any information which is or becomes public knowledge otherwise than as a result of the conduct of the Mortgages Trustee or the Beneficiaries;

         (d) to any extent that the Mortgages Trustee or the Beneficiaries is required to disclose the same pursuant to any law or order of any court or pursuant to any direction, request or requirement

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                 (whether or not having the force of law) of any central bank or any governmental or other authority (including, without limitation, any official bank examiners or regulators);

         (e) to the extent that the Mortgages Trustee or the Beneficiaries needs to disclose the same for determining the existence of, or declaring, an Intercompany Loan Event of Default, a Master Intercompany Loan Event of Default or a Servicer Termination Event, the protection or enforcement of any of its rights under any of the Transaction Documents or in connection herewith or therewith or for the purpose of discharging, in such manner as it thinks fit, its duties under or in connection with such agreements in each case to such persons as require to be informed of such information for such purposes; or

         (f) in relation to any information disclosed to the professional advisers of the Mortgages Trustee or the Beneficiaries or (in connection with the review of current ratings of the Notes or with a prospective rating of any debt to be issued by any Funding 1 Issuer or the Master Issuer) to any credit rating agency or any prospective new Servicer or Mortgages Trustee.

25.      NOTICES

         Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served if sent by prepaid first class post, by hand or facsimile transmission and shall be deemed to be given (in the case of facsimile transmission) when despatched, (where delivered by hand) on the day of delivery if delivered before
         5.00 p.m. on a London Business Day or on the next London Business Day if delivered thereafter or (in the case of first class post) when it would be received in the ordinary course of the post and shall be sent:

         (a) in the case of the Servicer: to Bank of Scotland plc, Halifax Division, Level 3, Lovell Park, 1 Lovell Park Road, Leeds LS1 1NS (facsimile number +44 (0) 113 235 7511) for the attention of Mortgage Securitisation Manager with a copy to Bank of Scotland plc, Treasury Division, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574 8303) for the attention of Head of Mortgage Securitisation and Covered Bonds;

         (b) in the case of the Mortgages Trustee: to Permanent Mortgages Trustee Limited, 47 Esplanade, St. Helier, Jersey JE1 0BD (facsimile number +44 (0) 1534 726391) for the attention of the Secretary; with a copy to Bank of Scotland plc, Treasury Division, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574 8303) for the attention of Head of Mortgage Securitisation and Covered Bonds;

         (c) in the case of the Seller: to Bank of Scotland plc, Halifax Division, Level 3, Lovell Park, 1 Lovell Park Road, Leeds LS1 1NS (facsimile number +44 (0) 113 235 7511) for the attention Mortgage Securitisation Manager with a copy to Bank of Scotland plc, Treasury Division, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574 8303) for the attention of Head of Mortgage Securitisation and Covered Bonds;

         (d)     in the case of Funding 1: to Permanent Funding (No. 1)
                 Limited: to 35 Great St. Helen's, London EC3A 6AP (facsimile number +44 (0)20 7398 6325) for the attention of the Secretary; with a copy to Bank of Scotland plc, Treasury Division, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574 8303) for the attention of Head of Mortgage Securitisation and Covered Bonds;

         (e)     in the case of Funding 2: to Permanent Funding (No. 2)
                 Limited: to 35 Great St. Helen's, London EC3A 6AP (facsimile number +44 (0)20 7398 6325) for the attention of the Secretary; with a copy to Bank of Scotland plc, Treasury Division, 33 Old Broad Street, London EC2N 1HZ (facsimile number +44 (0)20 7574 8303) for the attention of Head of Mortgage Securitisation and Covered Bonds; and

         (f) in the case of the Funding 1 Security Trustee and the Funding 2 Security Trustee: to The Bank of New York, One Canada Square, London E14 5AL (facsimile number + 44 (0)20 7964 2533, for the attention of Corporate Trust Administration - ABS/MBS), or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Clause 25. All notices served under this Agreement shall be simultaneously copied to the Funding 1 Security Trustee and the Funding 2 Security Trustee by the person serving the same.

26.      NO PARTNERSHIP

         It is hereby acknowledged and agreed by the parties that nothing in this Agreement shall be construed as giving rise to any partnership between any of the parties.

27.      ASSIGNMENT

27.1 The Mortgages Trustee may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Beneficiaries.

27.2 The Servicer may not assign or transfer any of its rights and obligations under this Agreement without the prior written consent of the Mortgages Trustee (as trustee for the Beneficiaries) and each of the Beneficiaries.

27.3 The Servicer acknowledges that Funding 1 has assigned its rights under this Agreement to the Funding 1 Security Trustee pursuant to the Funding 1 Deed of Charge and acknowledges that pursuant to the terms of the Funding 1 Deed of Charge, Funding 1 has, inter alia, authorised the Funding 1 Security Trustee, prior to the Funding 1 Security becoming enforceable, to exercise, or refrain from exercising, all rights, powers, authorities, discretions and remedies under or in respect of the Transaction Documents, including this Agreement, in such manner as in its absolute discretion it shall think fit.

27.4 The Servicer acknowledges that Funding 2 has assigned its rights under this Agreement to the Funding 2 Security Trustee pursuant to the Funding 2 Deed of Charge and acknowledges that pursuant to the terms of the Funding 2 Deed of Charge, Funding 2 has, inter alia, authorised the Funding 2 Security Trustee, prior to the Funding 2 Security becoming enforceable, to exercise, or refrain from exercising, all rights, powers, authorities, discretions and remedies under or in respect of the Transaction Documents, including this Agreement, in such manner as in its absolute discretion it shall think fit.

28.      CHANGE OF FUNDING 1 SECURITY TRUSTEE AND/OR FUNDING 2 SECURITY TRUSTEE

28.1 If there is any change in the identity of the Funding 1 Security Trustee and/or the Funding 2 Security Trustee in accordance with the Funding 1 Deed of Charge and/or the Funding 2 Deed of Charge, the Servicer, the Seller, Funding 1, Funding 2 and the Mortgages Trustee shall execute such documents and take such action as the successor Funding 1 Security Trustee and/or the successor Funding 2 Security Trustee and the outgoing Funding 1 Security Trustee and/or the outgoing Funding 2 Security Trustee may reasonably require for the purpose of vesting in the successor Funding 1 Security Trustee and/or the successor Funding 2 Security Trustee the rights and obligations of the outgoing Funding 1 Security Trustee and/or the outgoing Funding 2 Security Trustee under this Agreement and releasing the outgoing Security Trustee from its future obligations under this Agreement.

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

28.2 It is hereby acknowledged and agreed that by its execution of this Agreement neither the Funding 1 Security Trustee nor the Funding 2 Security Trustee shall assume or have any of the obligations or liabilities of the Servicer, the Seller, Funding 1, Funding 2, the Mortgages Trustee or each other under this Agreement.

29.      AMENDMENTS, WAIVERS AND CONSENTS

29.1 Subject to Clause 2, 3 and 4 of the Controlling Beneficiary Deed (as applicable) and (in the case of Funding 1) Clause 25 of the Funding 1 Deed of Charge and (in the case of Funding 2) Clause 12 of the Funding 2 Deed of Charge, no amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by (or by some person duly authorised by) each of the parties to this Agreement. In the case of a waiver, such waiver shall be effective only in the specific instance and as against the party or parties giving it for the specific purpose for which it is given. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

29.2 Funding 1, Funding 2, the Funding 1 Security Trustee and the Funding 2 Security Trustee will each exercise all rights, powers, benefits and/or discretions conferred on it under this Agreement (including, without limitation, in giving its consent, approval or authorisation to any event, matter or thing requested hereunder) in accordance with Clauses 2, 3 and 4 of the Controlling Beneficiary Deed (as applicable) and (in the case of Funding 1) Clause 25 of the Funding 1 Deed of Charge and (in the case of Funding 2) Clause 12 of the Funding 2 Deed of Charge.

30.      EXCLUSION OF THIRD PARTY RIGHTS

         The parties to this Agreement do not intend that any term of this Agreement should be enforced, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

31.      COUNTERPARTS AND SEVERABILITY

31.1 This Agreement may be executed in any number of counterparts (manually or by facsimile) and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

31.2 Where any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

32.      GOVERNING LAW AND JURISDICTION

32.1 This Agreement is governed by the laws of England (provided that any terms of this Agreement which are particular to Scots law shall be construed in accordance with the laws of Scotland).

32.2 Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the English courts in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined by such courts. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may possibly do so, any defence or claim that the English courts are an inconvenient forum for the maintenance or hearing of such action or proceeding.

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

33.      PROCESS AGENT

         The Mortgages Trustee irrevocably and unconditionally appoints Structured Finance Management Limited of 35 Great St. Helen's, London EC3A 6AP for the time being as its agent for service of process in England in respect of any proceedings in respect of this Agreement and undertakes that in the event of Structured Finance Management Limited ceasing so to act it will appoint another person with a registered office in London as its agent for service of process.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed and delivered as a deed the day and year first before written.

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

                                  SCHEDULE 1

                                 THE SERVICES

In addition to the Services set out in the body of the Servicing Agreement, the Servicer shall:

(a) keep records and books of account for the Mortgages Trustee in relation to the Loans and their Related Security comprised in the Portfolio;

(b)      keep records for all taxation purposes and Value Added Tax;

(c)      notify relevant Borrowers of any change in their Monthly Payments;

(d) assist the auditors of the Mortgages Trustee and provide information to them upon reasonable request;

(e) provide a redemption statement upon the request of a Borrower or the Borrower's solicitor, licensed conveyancer or qualified conveyancer;

(f) notify relevant Borrowers of any other matter or thing which the applicable Mortgage Conditions or Offer Conditions require them to be notified of in the manner and at the time required by the relevant Mortgage Terms;

(g) subject to the provisions of this Agreement (including without limitation Clause 5.2) take all reasonable steps to recover all sums due to the Mortgages Trustee including without limitation by the institution of proceedings and/or the enforcement of any Loan comprised in the Portfolio or any Related Security;

(h) take all other action and do all other things which it would be reasonable to expect a Reasonable, Prudent Mortgage Lender to do in administering its loans and their related security; and

(i) act as collection agent for the Mortgages Trustee under the Direct Debiting Scheme in accordance with the provisions of this Agreement.

                                  SCHEDULE 2

                        FORM OF INVESTOR MONTHLY REPORT

                                  SCHEDULE 3

                          MINIMUM SERVICING STANDARDS

1.       GENERAL SERVICING CONSIDERATIONS

         Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

2.       CASH COLLECTION AND ADMINISTRATION

(a) Payments on pool assets are deposited into the appropriate custodial bank accounts - the Permanent Mortgages Trustee GIC account - no more than two business days after receipt.

(b) Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(c) The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralisation, are separately maintained (e.g. with respect to commingling of cash) as set forth in the transaction agreements.

(d) Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts - namely, the Permanent Mortgages Trustee GIC account, Permanent Funding (No. 1) GIC account, Permanent Funding (No. 2) GIC account, each Funding 1 Issuer's capital account, the Master Issuer's capital account, each Funding 1 Issuer's transaction account and the Master Issuer's transaction account. These reconciliations:

         (i)     Are mathematically accurate;

         (ii) Are prepared within 30 calendar days after the bank statement cut-off date;

         (iii) Are reviewed and approved by someone other than the person who prepared the reconciliation; and

         (iv) Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification.

3.       INVESTOR REMITTANCES

         Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

4.       POOL ASSET ADMINISTRATION

(a) The servicer has made reasonable endeavours to maintain collateral or security on pool assets.

(b) Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(c) The servicer's records regarding the pool assets agree with the lender's records with respect to the unpaid principal balance.

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

(d) Changes with respect to the terms or status of a pool asset (for example loan modifications or re-ageings) are made, reviewed and approved by authorised personnel in accordance with the transaction agreements and related pool asset documents.

(e) Loss mitigation or recovery actions (e.g., foreclosures or repossessions) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements. Such programs include a hierarchy of workout procedures (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, as applicable).

(f) Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis and describe the entity's activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(g) Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.

(h) Delinquencies, charge-offs and uncollectible accounts are recognised and recorded in accordance with the transaction agreements.

(i) Any external enhancement or other support is maintained as set forth in the transaction agreements.

                                  SIGNATORIES

SERVICER AND SELLER

EXECUTED as a DEED by                        ) /S/ IAN STEWART
BANK OF SCOTLAND PLC                         ) /S/ DAVID WILKINSON
acting by its attorney                       )
in the presence of:                          )

Witness's signature: /S/ CHRIS WALL

Name:

Address: ALLEN & OVERY LLP
         40 BANK STREET
         LONDON E14 5DU

MORTGAGES TRUSTEE

EXECUTED as a DEED on behalf of              )
PERMANENT MORTGAGES                          ) /S/ ABU KAPADIA
TRUSTEE LIMITED,                             )
a company incorporated in Jersey,            )
Channel Islands, by                          )
being a person who,                          )
in accordance with the laws of that          )
territory is acting under the authority of   )
the company in the presence of:              )

Witness's signature: /S/ CHRIS WALL

Name:

Address: ALLEN & OVERY LLP
         40 BANK STREET
         LONDON E14 5DU

FUNDING 1

EXECUTED as a DEED by                        ) /S/ CLAUDIA WALLACE
PERMANENT FUNDING (NO. 1)                    )
LIMITED acting by two directors              ) /S/ HELENA WHITAKER

FUNDING 2

EXECUTED as a DEED by                        ) /S/ CLAUDIA WALLACE
PERMANENT FUNDING (NO. 2)                    )
LIMITED acting by two directors              ) /S/ HELENA WHITAKER

FUNDING 1 SECURITY TRUSTEE

EXECUTED as a DEED                           ) /S/ VINCENT GIRAUD
for and on behalf of                         )
THE BANK OF NEW YORK                         )
by its authorised signatory                  )
in the presence of:                          )

Witness's signature: /S/ CHRIS WALL

Name:

Address: ALLEN & OVERY LLP
         40 BANK STREET
         LONDON E14 5DU

FUNDING 2 SECURITY TRUSTEE

EXECUTED as a DEED                           ) /S/ VINCENT GIRAUD
for and on behalf of                         )
THE BANK OF NEW YORK                         )
by its authorised signatory                  )
in the presence of:                          )

Witness's signature: /S/ CHRIS WALL

Name:

Address: ALLEN & OVERY LLP
         40 BANK STREET
         LONDON E14 5DU